Exhibit 99.1

Newfield Exploration Company Announces Appointment of Edgar R. Giesinger to Board of Directors

The Woodlands, TX — August 14, 2017 — Newfield Exploration Company (NYSE:NFX) today announced that effective August 11, 2017, Edgar R. “Bud” Giesinger, 60, a former managing and audit engagement partner, KPMG LLP, has been appointed to Newfield’s Board of Directors. Following his appointment, Newfield’s Board will be comprised of 10 directors, nine of whom are independent.

“Bud’s 36 years of accounting and finance experience at KPMG will be an important asset to Newfield,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We look forward to his guidance not only around financial matters, but also the insight and experience he will contribute to strategy, legal and regulatory issues. Bud joins an active and engaged Board and we look forward to his immediate impact.”

During his nearly four decades with KPMG, Giesinger was responsible for advising clients in accounting and financial matters, capital raising and international expansion, and with the Securities and Exchange Commission. As managing partner, he was responsible for the strategic direction, partner compensation, human resources and legal and regulatory affairs for the firm’s Houston office. He also served on the nominating committee of KPMG’s Board of Directors.

Giesinger serves on the Board of Solaris Oilfield Infrastructure, Inc. as audit committee chair and on the Board of Geospace Technologies Corporation where he serves on the audit, nominating and corporate governance and compensation committees.

Giesinger is a Certified Public Accountant and a member of the American Institute of Public Accountants and the Texas Society of Certified Public Accountants. He holds a B.B.A. in accounting from The University of Texas at Austin and is active in numerous professional and charitable organizations.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale liquids-rich resource plays. Our principal areas of operation are the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. We also have oil assets offshore China.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com